Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX DRUG CANDIDATE CRx-102 DEMONSTRATES STATISTICALLY
SIGNIFICANT IMPROVEMENT IN PAIN AND OTHER CLINICAL MEASURES
— New Data Presented on Stiffness, Physical Function, Joint Pain and
Patient Global Assessment Scores —

CAMBRIDGE, MA — June 22, 2006- CombinatoRx, Incorporated (NASDAQ: CRXX) today announced additional results of its randomized, blinded, placebo-controlled Phase 2 clinical trial of CRx-102 in patients with osteoarthritis of the hand. In a poster presented on June 22, 2006 by Tore Kvien, MD at the European League Against Rheumatism (EULAR) Annual Congress of Rheumatology Meeting in Amsterdam, The Netherlands, entitled “Efficacy and Safety of a Novel Syncretic Drug Candidate — CRx-102 — in Hand Osteoarthritis” (Abstract THUO396), CRx102 demonstrated a statistically significant mean improvement in pain relief, the primary endpoint of the study, as well as improvements in additional clinical measures including stiffness, physical function, joint pain and patient global assessment scores.

Clinical Measure	CRx-102 Mean Improvement	Placebo Mean Improvement	CRx-102 P Value		CRx-102 Mean Baseline	CRx-102 Improvement from Baseline***
Pain*	102.4mm	31mm	0.006	**	309.3mm	33%
Stiffness	20.3mm	8.3mm	0.023	**	62.9mm	32%
Physical Function	115.8mm	53.1mm	0.081		584.2mm	20%
Joint Pain	23.5mm	6.3mm	0.002	**	59.8mm	39%
Patient Global	23.4mm	4.6mm	<0.001	**	61.5mm	38%

Notes: *Primary endpoint  **Statistically significant  ***Calculation (mean improvement/ mean baseline * 100)

CRx-102 was well tolerated with no serious adverse events reported in patients treated in this study. Headache and nausea were the only adverse events that occurred at a frequency of greater than 5%, and both are known side effects of dipyridamole. There were no increases in infection or blood glucose levels observed in the CRx-102 treated population as compared to placebo.

“In this six week study, CRx-102 demonstrated efficacy in reducing pain in hand osteoarthritis,” commented Tore K. Kvien, MD, Professor of Rheumatology, Diakonhjemmet Hospital, Oslo Norway, and principal investigator of the study. “Importantly, indicators of joint involvement, including tenderness and soft tissue swelling were also improved in this study, further demonstrating that additional studies are warranted to examine whether CRx-102 can fill the gap in available treatments for patients with osteoarthritis.”

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“These data clearly show that CRx-102 is broadly clinically active in osteoarthritis as measured by an overall mean improvement in joint pain, not just finger joints, and as measured by patient global assessment score improvements, where patients are asked to evaluate their osteoarthritis taking all symptoms into consideration,” commented Dr. Jan Lessem, Chief Medical Officer of CombinatoRx, Incorporated.

“Based on this compelling data with CRx-102, we are eager to begin further clinical studies in both hand osteoarthritis and a broader osteoarthritis patient population,” said Alexis Borisy, President and CEO of CombinatoRx. “It is especially encouraging to see the successful translation of the CombinatoRx technology and discovery approach, from screen to animal and now confirmed through positive human clinical studies.”

About CRx-102

CRx-102 is a novel orally available syncretic drug candidate in Phase 2 clinical development for immuno-inflammatory diseases. A syncretic drug comprises two compounds that are designed to act synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve. CRx-102 contains a low dose of the steroid prednisolone with dipyridamole. The target product profile for CRx-102 is to selectively amplify certain elements of prednisolone’s anti-inflammatory and immunomodulatory activities, without replicating steroid side effects. CRx-102 is a novel synergistic combination drug candidate discovered using the CombinatoRx combination High Throughput Screening (cHTS™) technology. We plan to develop CRx-102 in a unique formulation for the treatment of a broad range of immuno-inflammatory conditions.

To date, CRx-102 has been studied in two Phase 2 clinical trials, including patients with osteoarthritis of the hand in which CRx-102 demonstrated a statistically significant effect in pain relief, as well as improvements in stiffness, physical function, joint pain and patient global scores and in a study of patients with chronic adult periodontitis in which CRx-102 demonstrated a statistically significant reduction in C-reactive protein. In addition, CRx-102 is currently being evaluated in a Phase 2 clinical trial in patients with rheumatoid arthritis. CRx-102 is one of a portfolio of six product candidates that CombinatoRx is currently testing in Phase 2 clinical trials.

About Osteoarthritis

Osteoarthritis is the most common degenerative joint disease and a frequent cause of physical disability among older adults. According to the Arthritis Foundation, more than 21 million people in the United States suffer from the disease. Osteoarthritis affects the hands, lower back, neck, and weight-bearing joints such as the knees, hips, and foot joints. Symptoms of osteoarthritis range from stiffness and intermittent mild pain to severe joint pain and impaired biomechanical function. Although there is no cure for most forms of osteoarthritis, various therapies can help patients manage symptoms such as non-steroidal anti-inflammatory drugs, COX-2 inhibitors, local analgesics, intra-articular corticosteroid injection and surgery.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. We are currently developing a portfolio of six product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology. For further information, please visit the CombinatoRx website at www.combinatorx.com.

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Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the clinical trial results for CRx-102, the Company’s plans for further research and development of its CRx-102 product candidate, its plans with respect to the research and development of the other product candidates in its portfolio and its drug discovery technology. These forward-looking statements about the future development of CRx-102 and future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks and uncertainties related to completing additional successful clinical trials of CRx-102 in osteoarthritis, risks related to the ability of CombinatoRx to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the unproven nature of the Company’s drug discovery technology, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

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